UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 5, 2016

DSG GLOBAL INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53988	26-1134956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

214 - 5455 152nd Street
Surrey, British Columbia, Canada V3S 5A5
(Address of Principal Executive Offices)

(877) 589-8806
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 5, 2016, by letter agreement dated December 31, 2015, Westergaard Holdings Ltd. (“Westergaard Holdings”), an affiliate of Keith Westergaard, a member of our board of directors, amended the Subscription / Debt Settlement Agreement dated September 26, 2014 between DSG Tag Systems, Inc. (“DSG TAG”) and Westergaard Holdings, as previously amended.  Westergaard Holdings owns 4,229,384 shares (the “Series A Shares”) of Series A Convertible Preferred Stock of DSG TAG. Pursuant to the settlement agreement, DSG TAG has agreed that DSG Global Inc. will complete financings for gross proceeds of at least $10 million and use a portion of the proceeds to redeem all of the Series A Shares.  The letter agreement modifies the redemption provisions, which now obligate us to raise capital and redeem the Series A Shares at a price of $1.25 per share as follows: (i) on or before May 1, 2016, the Company must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares; (ii) on or before June 1, 2016, the Company must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and (iii) on or before July 1, 2016, the Company must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.04 million to redeem the remaining 2,429,384 Series A Shares.

The foregoing summary of the modification does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the letter filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Letter from Westergaard Holdings Ltd., dated December 31, 2015, extending dates of redemption obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2016	DSG Global Inc.

By:	/s/ Robert Silzer
Robert Silzer
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter from Westergaard Holdings Ltd., dated December 31, 2015, extending dates of redemption obligations.